Exhibit 99.1

CAMERON INTERNATIONAL CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECAST NEW OPERATING SEGMENT FINANCIAL DATA (Unaudited)

On June 3, 2014, Cameron International Corporation (the Company) announced it had completed the sale of its Reciprocating Compression business to General Electric. On January 5, 2015, the Company also announced it had completed the previously announced sale of its Centrifugal Compression business to Ingersoll Rand.

As a result, the Company reviewed its reporting structure and, effective in the fourth quarter of 2014, reorganized its reporting segments into Subsea, Surface, Drilling and Valves & Measurement (V&M).

The following schedule reflects certain recast selected historical financial data, based on the changes described above, relating to revenues, segment income before interest and income taxes, orders and backlog for the new segments for 2012, each quarter in 2013 and the first, second and third quarters of 2014.  Full year 2014 information for the new reporting segments will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, when filed.

CAMERON INTERNATIONAL CORPORATION
RECAST NEW OPERATING SEGMENT FINANCIAL DATA (Unaudited)
EXCLUDING DISCONTINUED OPERATIONS
($ IN MILLIONS)

	Nine Months Ended September 30, 2014				Year Ended December 31, 2013					Year Ended
	Total	Third Quarter	Second Quarter	First Quarter	Total	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	December 31, 2012

Revenues:
Subsea	$2,195	$779	$735	$681	$2,813	$1,030	$735	$574	$474	$2,061
Surface	1,751	600	613	538	2,077	557	533	499	488	1,859
Drilling	2,233	800	766	667	2,327	680	591	564	492	1,807
Valves and Measurement (V&M)	1,597	558	539	500	2,105	530	507	540	528	2,168
Elimination of intersegment revenues	(199)	(59)	(83)	(57)	(184)	(66)	(49)	(43)	(26)	(100)
Consolidated revenues	$7,577	$2,678	$2,570	$2,329	$9,138	$2,731	$2,317	$2,134	$1,956	$7,795

Segment Income before Interest and Income Taxes:
Subsea	$119	$44	$46	$29	$152	$93	$29	$29	$1	$72
% of revenues	5.4%	5.6%	6.3%	4.3%	5.4%	9.0%	3.9%	5.1%	0.2%	3.5%
Surface	304	105	108	91	367	100	101	81	85	315
% of revenues	17.4%	17.5%	17.6%	16.9%	17.7%	18.0%	18.9%	16.2%	17.4%	16.9%
Drilling	323	159	97	67	311	80	87	82	62	329
% of revenues	14.5%	19.9%	12.7%	10.0%	13.4%	11.8%	14.7%	14.5%	12.6%	18.2%
Valves and Measurement (V&M)	312	104	110	98	414	105	93	107	109	396
% of revenues	19.5%	18.6%	20.4%	19.6%	19.7%	19.8%	18.3%	19.8%	20.6%	18.3%
Elimination of intersegment earnings	(53)	(17)	(24)	(12)	(35)	(11)	(10)	(9)	(5)	(21)
Segment income before interest, noncontrolling interest and income taxes	$1,005	$395	$337	$273	$1,209	$367	$300	$290	$252	$1,091
% of revenues	13.3%	14.7%	13.1%	11.7%	13.2%	13.4%	12.9%	13.6%	12.9%	14.0%

Corporate Items:
Corporate expense	(110)	(35)	(38)	(37)	(162)	(50)	(36)	(41)	(35)	(126)
Interest, net	(98)	(36)	(30)	(32)	(100)	(26)	(23)	(25)	(26)	(90)
Other costs	(62)	(19)	6	(49)	(92)	(11)	(14)	(36)	(31)	(33)
Consolidated income from continuing operations before noncontrolling interest and income taxes	$735	$305	$275	$155	$855	$280	$227	$188	$160	$842

Orders:
Subsea	$1,839	$813	$596	$430	$4,405	$1,184	$1,283	$381	$1,557	$2,427
Surface	1,919	665	619	635	2,372	580	496	589	707	2,075
Drilling	2,030	574	639	817	2,803	832	632	674	665	3,578
Valves and Measurement (V&M)	1,582	529	517	536	2,086	526	497	524	539	2,104
Consolidated orders	$7,370	$2,581	$2,371	$2,418	$11,666	$3,122	$2,908	$2,168	$3,468	$10,184

Backlog (at period end):
Subsea		$4,703	$4,763	$4,805		$4,958	$4,731	$4,036	$3,757	$2,730
Surface		1,202	1,146	1,063		963	935	965	875	667
Drilling		3,725	3,922	4,050		4,141	3,995	3,948	3,845	3,671
Valves and Measurement (V&M)		954	1,026	1,057		1,017	1,058	1,063	1,084	1,051
Consolidated backlog		$10,584	$10,857	$10,975		$11,079	$10,719	$10,012	$9,561	$8,119